Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Terremark Worldwide, Inc.:
We consent to the use of our reports dated June 13, 2008, with respect to the consolidated balance sheets of Terremark Worldwide, Inc. and subsidiaries (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2008, and the effectiveness of internal control over financial reporting as of March 31, 2008, incorporated by reference herein.
Our report on the aforementioned consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109, effective April 1, 2007. Also, effective April 1, 2006, the Company changed its method of accounting for share-based compensation.

/s/ KPMG LLP
Miami, Florida
October 24, 2008